SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                         ------------------

                                  FORM 8-K

                               CURRENT REPORT
               PURSUANT TO SECTION 13 OF 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  July  12, 1999


                         The Coleman Company, Inc.
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               Exact Name of Registrant Specified in Charter


       Delaware                 13-3639257               1-988
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(State or Other Jurisdiction   (Commission           (IRS Employer
       of Incorporation)       File Number        Identification No.)

 2111 E. 37th Street North, Wichita, Kansas                        67219
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(Address of Principal Executive Offices)                        (Zip Code)



Registrant's telephone number, including area code  (316) 832-2700




   (Former Name or Former Address, if Changed Since Last Report)




ITEM 5.  OTHER EVENTS

      On July 12, 1999, The Coleman Company, Inc. (the "Company") issued to Coleman Worldwide Corporation ("Worldwide"), a Delaware corporation and a wholly owned subsidiary of Sunbeam Corporation ("Sunbeam"), 3,000,000 shares of a newly created series of voting preferred stock, par value $.01 per share, of the Company denominated as "Series A Participating Preferred Stock." In addition to the shares of Series A Participating Preferred Stock indirectly acquired by Sunbeam on July 12, 1999, Sunbeam, through Worldwide, indirectly owns 44,067,520 shares of common stock, par value $.01 per share, of the Company ("Company Common Stock"), or about 78.9% of the currently issued and outstanding Company Common Stock. As a result of the indirect acquisition by Sunbeam of the Series A Participating Preferred Stock, Sunbeam currently indirectly possesses approximately 80.01% of the aggregate voting power of the Company's outstanding capital stock.

      The shares of Series A Participating Preferred Stock were acquired by Worldwide at a purchase price of approximately $10.35 per share (the "Preferred Per Share Issue Price"), or an aggregate of approximately $31,061,400. The Preferred Per Share Issue Price represented 110% of the average closing price per share of the Company Common Stock, as reported on the New York Stock Exchange, Inc. Composite Transactions Tape, over the five (5) trading days prior to the date of issuance. The shares of Series A Participating Preferred Stock were issued to Worldwide in a transaction which was exempt from the registration requirements of the Securities Act of 1933, as amended. In addition, the shares of Series A Participating Preferred Stock issued to Worldwide have not been and will not be: (i) registered under the Securities Exchange Act of 1934, as amended, or (ii) listed on any national securities exchange or quoted on the Nasdaq National Market System or other over-the-counter market.

      The shares of Series A Participating Preferred Stock were created by the Company and indirectly acquired by Sunbeam in order to enable Sunbeam and the Company to file consolidated federal income tax returns prior to the consummation of the contemplated merger of the Company and a wholly owned Sunbeam subsidiary which is expected to be completed later this year. In order for the Company and Sunbeam to file consolidated federal income tax returns, Sunbeam must own in excess of 80% of each of the aggregate value and aggregate voting power of the Company's outstanding capital stock.

      Each share of Series A Participating Preferred Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Company. Except as required by law, the holders of the Series A Participating Preferred Stock vote together as a single class with the holders of the Company Common Stock on all matters submitted to a vote of the stockholders of the Company. The Series A Participating Preferred Stock is entitled to an annual dividend, in preference to any dividends on
(i) the Company Common Stock or (ii) any other class of capital stock of the Company ranking junior (either as to dividends or upon liquidation, dissolution or winding up), equal to 7.0% of the Preferred Per Share Issue Price. Dividends on the Series A Participating Preferred Stock will accrue and be payable at the earlier of (i) the time any liquidating distribution is made to the holders of the Series A Participating Preferred Stock and
(ii) the time the shares of Series A Participating Preferred Stock are exchanged or changed into other stock or securities, cash and/or any other property, in connection with a consolidation, merger, combination or other transaction involving the Company (other than the merger of a wholly owned Sunbeam subsidiary with and into the Company). The holders of shares Series A Participating Preferred Stock share ratably in all other dividends and distributions received by the holders of the Company Common Stock. In addition, the holders of shares of Series A Participating Preferred Stock are entitled to a per share liquidation preference equal to the Preferred Per Share Issue Price and, once the holders of shares of Company Common Stock have received a like per share amount, the holders of shares of Series A Participating Preferred Stock will share ratably with the holders of shares of Company Common Stock in all remaining amounts available for distribution upon liquidation of the Company.

      The terms of the Series A Participating Preferred Stock and the Preferred Per Share Issue Price were approved by the Board of Directors of the Company following the approval of such terms and price by a special committee of the Company's Board of Directors consisting of A. Whitman Marchand, the Company's sole independent director.


                                 SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              THE COLEMAN COMPANY, INC.


                              By:   /s/ Steven R. Isko
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                                    Steven R. Isko
                                    Vice President and General Counsel


July 30, 1999